DIRECTORS’ COMPENSATION POLICY

GENERAL

Section 1261.22 of the Rules and Regulations of the Federal Housing Finance Agency require the Board of Directors to adopt a written policy to provide for the payment of reasonable compensation to Bank Directors for the performance of their duties as members of the Board of Directors. Pursuant to that regulation, this Directors' Compensation Policy ("Policy") sets forth the activities and functions for which attendance is necessary and appropriate and may be compensated, and sets forth the methodology for determining the amount of compensation to be paid. This Policy shall be reviewed annually by the Governance and Public Policy Committee.

TOTAL COMPENSATION

The compensation paid to Directors shall be in conformity with the guidelines set forth in this Policy. The Policy guidelines on Director Compensation for 2014 are $105,000 for the Chair, $90,000 for the Vice Chair of the Board and for each Committee Chair, and $80,000 for each of the other Directors. Compensation can exceed the guidelines set forth above based on a Director assuming additional responsibilities, such as chairing a Committee or Board meeting.

QUARTERLY RETAINER

In order to compensate Directors for their time while serving as Directors outside of normal Committee and Board meetings, Directors shall be paid a quarterly retainer. The retainer shall compensate Directors for their time preparing for meetings, attending Affordable Housing Advisory Council meetings, attending Bank System meetings, Board training sessions, and other activities outside of normal Committee and Board meetings. The amount of the quarterly retainer varies depending on the responsibilities of the Director as set forth below:

Chairman                    $13,125
Vice Chairman                    $11,250
Committee Chairman                $11,250
Director                    $10,000

BOARD MEETING FEES

In order to compensate Directors for their time while serving as Directors, each Director that attends a meeting of the Board of Directors (including Committee meetings and participating by telephone) shall be paid a Board Meeting Attendance Fee. The amount of the Board Meeting Attendance Fee varies depending on the role served at the meeting. The following Board Meeting Attendance Fees shall be paid to Directors in attendance at Board of Director's meetings (including telephonic Board meetings):

Chairman                    $4,375
Vice Chairman                    $3,750
Committee Chairman                $3,750
Director                    $3,333

In the absence of the Chairman, the Acting Chairman, whether it be the Vice Chairman or Chairman Pro Tem, shall receive the Chairman Board Meeting Attendance Fee. Board Meeting Attendance Fees are paid per meeting day. Board meeting fees are rounded down to the nearest dollar.

STANDING COMMITTEE MEETING FEES

In order to compensate Directors for their time while serving as Directors, each Director that attends a Standing Committee meeting (including participating by telephone) shall be paid a Standing Committee Meeting Attendance Fee. The amount of the Standing Committee Meeting Attendance Fee varies among Directors in attendance at the meeting. The following Standing Committee Meeting Attendance Fees shall be paid to Directors in attendance at Committee Director's meetings:

Chairman                    $4,375
Vice Chairman                    $3,750
Committee Chairman                $3,750
Director                    $3,333

Committee Meeting Attendance Fees are paid per meeting day, not per Committee meeting. No Committee Attendance Fee will be paid if a Board Meeting Attendance Fee is paid for the same day. Committee meeting fees are rounded down to the nearest dollar.

PRORATED FEES

A Director’s quarterly retainer fees will be prorated for the number of days in the quarter that they actually served on the Board in the event a Director leaves the Board mid-quarter.

METHODOLOGY
In 2010, McLagan Partners conducted a director compensation study for the FHLBanks, which formed the basis for the Bank’s Director Compensation Policy, both as to the levels of compensation to be paid, as well as to the structure of how it would be paid. The Board did not immediately move Director compensation to the levels recommended by McLagan; instead, the Board will transition to the recommended levels over a period of several years.

ATTENDANCE

Directors must fulfill their responsibilities by regularly attending and participating, either in person or telephonically, in at least 75 percent of meetings of the Board of Directors and assigned Committees within a given calendar year. The Board of Directors reserves the right to direct the Corporate Secretary to adjust downward or eliminate the fourth quarter retainer payment to any Director who fails to meet this attendance requirement.

TRAVEL

The Directors shall be reimbursed for travel, subsistence and other related expenses incurred in connection with the Directors duties under the terms and conditions of the Bank's Travel and

Expense Policy; provided, however, a Director may not be paid or reimbursed for gift or entertainment expenses.

DISCLOSURE

The Bank shall disclose in its annual report to the Federal Housing Finance Agency the following items:

(i)	the sum of the total compensation paid to its Directors in that year;

(ii)	the sum of the total expenses paid to its Directors in that year;

(iii)	the total compensation paid to each Director in that year;

(iv)	the total expenses paid to each Director in that year;

(v)	the total of all expenses incurred at group functions that are not reimbursed to individual Directors in that year;

(vi)	the total number of Board meetings and Committee meetings held in that year;

(vii)	the total number of Board and Committee meetings that each Director attended in that year; and
(viii) a summary of this Policy.